Exhibit 10.1
FIRST AMENDMENT
TO THE
WEATHERFORD INTERNATIONAL LTD.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
     This First Amendment (the “Amendment”) to the Weatherford International Ltd. Supplemental Executive Retirement Plan, (the “Plan”) effective January 1, 2010, is adopted by Weatherford International Ltd., a Swiss joint-stock corporation registered in Switzerland (the “Company”), to be effective as set forth below.
RECITALS
     WHEREAS, Section 18 of the Plan allows the Company to amend the Plan; and
     WHEREAS, the Board of Directors of the Company desires to amend the Plan as set forth herein;
     NOW, THEREFORE, the Plan is hereby amended, effective as of March 31, 2010 as follows:
     1. The Plan is hereby amended by adding the following new Section 25:
“Freezing of the Plan and Treatment of Termination/Retirement Benefits.
     (a) Notwithstanding any other provisions of the Plan to the contrary, effective as of March 31, 2010, (1) no further individuals shall become Participants in the Plan, (2) each Participant shall be vested (regardless of his or her Years of Service) for purposes of determining entitlement to, but not the amount of, Termination Benefits under Section 5 of the Plan, (3) there shall be no further benefit accruals under the Plan after March 31, 2010, (4) each Participant’s Termination Benefit under the Plan shall be calculated only as specified in Section 25(b), and (5) in no event shall any Participant be entitled to a Retirement Benefit under Section 4 of the Plan. Effective as of March 31, 2010, the Plan, as frozen, shall otherwise continue to operate with full force and effect. For avoidance of doubt, the Participants shall remain eligible for the medical coverage provided in accordance with Section 8 of the Plan.
     (b) Upon termination of the Participant’s employment with the Company and all Subsidiaries, for any reason including termination as a result of retirement, death or Disability and whether or not a Change of Control has occurred, the Company shall pay as the Termination Benefit to the Participant (or Beneficiary, as applicable) an amount, no less than zero, that is equal to (A) plus (B) minus (C) where (A) represents the Participant’s Freeze Date SERP Benefit and (B) represents the Participant’s Earnings Adjustment and (C) represents the amount of the Participant’s Retirement Benefit,

Termination Benefit, Disability Benefit or Death Benefit, paid or to be paid under the ERP.
     (c) The Participant’s Freeze Date SERP Benefit shall be calculated as a lump sum equivalent in accordance with Section 5(a) of the Plan (and disregarding any offset of amounts paid or to be paid under the ERP) as of March 31, 2010 as if he incurred a termination of employment with the Company (not a termination of employment by the Company for Cause) and all Subsidiaries on March 31, 2010 reflecting the Participant’s Years of Service and years of age for purposes of the Plan as recorded in the Company’s records as of March 31, 2010, taking into account any Years of Service and years of age granted under the Participant’s Participation Agreement and Section 3(b) of the Plan.
     (d) For avoidance of doubt, in the case of Participants who have not yet earned any benefit accruals under the Plan as a result of contractual waivers, the Participant’s Freeze Date SERP Benefit shall be deemed to be the Participant’s Retirement Benefit, Termination Benefit, Disability Benefit or Death Benefit, paid or to be paid under the ERP, solely for purposes of the calculations in Section 25(b) and (e). The Participant’s contractual waivers of benefit accruals shall continue to apply for all other purposes under the Plan, including the calculation of the Termination Benefits. Each Participant’s Freeze Date SERP Benefit, including Participants that have not yet earned any benefit accruals under the Plan, shall be listed on Exhibit D.
     (e) Commencing on April 30, 2010 and continuing until the Participant terminates employment with the Company and all Subsidiaries for any reason (including death or Disability), the Participant’s Freeze Date SERP Benefit, shall be credited as of the last day of each calendar month exclusively with earnings in an amount equal to (A) the sum of the Participant’s Freeze Date SERP Benefit plus any prior earnings credited under this Section 25(e), multiplied by (B) five (5) year LIBOR rate on the last day of each calendar month divided by 12. The Participant’s Earnings Adjustment shall be equal to the total cumulative earnings credits attributable to the Participant under this Section 25(e).
     (f) The following two examples are provided to illustrate the intended operation of this Section 25.
     (i) Case 1 — Participant A has previously accrued a frozen Termination Benefit under the ERP equal to $1,000,000. Participant A’s Freeze Date SERP Benefit is equal to $1,200,000 as calculated in accordance with Section 25(c). Participant terminates employment with the Company on August 1, 2012 and as of that date, his Earnings Adjustment is equal to $78,000 based upon the crediting of interest on his Freeze Date SERP Benefit in accordance with Section 25(e). Upon termination of employment,

Participant A is entitled to a Termination Benefit under the Plan equal to (A) his Freeze Date SERP Benefit ($1,200,000), plus (B) his Earnings Adjustment of $78,000, minus (C) his ERP Termination Benefit of $1,000,000 or a net amount of $278,000 under the Plan. Participant would also be entitled to receive $1,000,000 under the ERP in accordance with its provisions.
     (ii) Case 2 — Participant B has previously accrued a frozen Termination Benefit under the ERP equal to $1,000,000. Participant B contractually waived all benefit accruals prior to the SERP freeze date. In accordance with Section 25(d), the Participant’s Freeze Date SERP Benefit is deemed to be equal to $1,000,000, based upon his ERP Termination Benefit. Participant terminates employment with the Company on August 1, 2012 and as of that date, his Earnings Adjustment is equal to $67,000 based upon the crediting of interest on his Freeze Date SERP Benefit in accordance with Section 25(e). Upon termination of employment, Participant B is entitled to a Termination Benefit under the Plan equal to (A) his Freeze Date SERP Benefit ($1,000,000), plus (B) his Earnings Adjustment of $67,000, minus (C) his ERP Termination Benefit of $1,000,000 or a net amount of $67,000 under the Plan. Participant would also be entitled to receive $1,000,000 under the ERP in accordance with its provisions.
     IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on its behalf by its duly authorized officer, this 17th day of March, 2010.

Weatherford International Ltd.

By:	/s/ BERNARD J. DUROC-DANNER Bernard J. Duroc-Danner
Chairman, President & CEO

Exhibit D—Freeze Date SERP Benefits

Bernard J. Duroc-Danner	$70,816,990
Andrew P. Becnel	$9,020,091
Stuart E. Ferguson	£7,569,476
Keith R. Morley	$11,814,634
M. Jessica Abarca	$4,803,617
M. David Colley	$4,605,669